Exhibit 99.1

JOSTENS, INC. COMMENCES TENDER OFFER AND
CONSENT SOLICITATION FOR SENIOR SUBORDINATED NOTES

Minneapolis, Minnesota, August 20, 2004 – Jostens, Inc., announced today that, in connection with the previously announced transactions with affiliates of Kohlberg Kravis Roberts & Co. and DLJ Merchant Banking Partners, including the recapitalization of Jostens Holding Corp., the parent of Jostens, it has commenced a cash tender offer and consent solicitation for any and all of the $203,985,000 outstanding principal amount of its 12¾% Senior Subordinated Notes Due 2010 (CUSIP No. 481088AF9 and ISIN US481088AF91).  The noteholder consents are being solicited to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the notes.

The tender offer and consent solicitation is being made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal dated August 19, 2004.  The tender offer is scheduled to expire at 5:00 p.m., New York City time, on September 17, 2004, unless extended or earlier terminated.  Noteholders who provide consents to the proposed amendments will receive a consent payment of $20.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York City time, on September 1, 2004 (the “Consent Date”), unless such date is extended.  The tender offer consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined at 10:00 a.m. on September 2, 2004 based on the present value of the Notes as of the payment date, calculated in accordance with standard market practice, assuming each $1,000 principal amount of the Notes would be paid at a price of $1063.75 on May 1, 2005, discounted at a rate equal to 75 basis points over the yield on the 6.500% U.S. Treasury Note due May 15, 2005, minus a consent payment of $20.00 per $1,000 of principal amount of Notes.  Holders who tender their Notes prior to the Consent Date will be entitled to receive the consent payment.  Holders who tender their Notes after the Consent Date will not receive the consent payment.  Holders who properly tender also will be paid accrued and unpaid interest, if any, up to, but not including, the payment date.

Jostens intends to fund the tender offer and consent payments with a portion of the proceeds from senior secured term loan and revolving credit facilities in an aggregate principal amount of up to $1.3 billion and a $500 million increasing rate bridge loan to be secured by Jostens IH Corp., a wholly-owned subsidiary of Jostens Holding Corp., (or, in lieu of the bridge loan, the incurrence of other indebtedness by Jostens IH Corp.) in connection with the Transactions.

The obligations to accept for purchase and to pay for notes in the tender offer is conditioned on, among other things:

•                                          satisfaction or waiver of the conditions to the closing of the transactions, and

•                                          the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of outstanding notes, and the execution of a supplemental indenture to the indenture governing the notes.

Jostens has retained Credit Suisse First Boston LLC to serve as the Dealer Manager and Solicitation Agent for the tender offer and the consent solicitation.  Requests for documents may be directed to MacKenzie Partners, Inc., the Information

Agent, at (800) 322-2885 (US toll-free) or by email at proxy@mackenziepartners.com.  Questions regarding the tender and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (US toll-free) or +1 (212) 538-0652.

Jostens is a leading provider of school-related affinity products and services in three major product categories: yearbooks, class rings and graduation products, which includes diplomas, graduation regalia, such as caps and gowns, accessories and fine paper announcements.  Jostens is also a leading provider of school photography products and services in Canada.  Jostens has a 107-year history of providing quality products, which has enabled it to develop long-standing relationships with school administrators throughout the country.

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This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the 12¾% Senior Subordinated Notes of Jostens.  The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated August 19, 2004.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although Jostens believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.